Exhibit 10.17

LEGACY PRIMO WATER CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION IS GRANTED by Primo Water Corporation (“Company”) to __________ (the “Grantee”), pursuant to the terms and conditions of the equity incentive plan designated below (“Plan”). The terms of the Plan are incorporated herein by reference. The Company recognizes the value of the Grantee’s continued service as a key employee and has awarded this Nonqualified Stock Option under the Plan, subject to the following terms and conditions of this Nonqualified Stock Option Agreement (the “Agreement”):

1. Equity Incentive Plan. This Option (as defined below) is issued under the following equity incentive plan (check one):

__ Legacy Primo Water Corporation Equity Incentive Plan

__ Legacy Primo Water Corporation 2018 Equity Incentive Plan

2. Grant of Option. The Company hereby grants to Grantee, effective _____________ (“Date of Grant”), a Nonqualified Stock Option (“Option”), subject to the terms and conditions hereof and of the Plan, to purchase from the Company __________common shares of the Company, at the price per share equal to $_____ (“Option Price”), which Option shall expire on the tenth (10) anniversary of the Date of Grant (“Expiration Date”), unless it expires earlier in accordance with the terms hereof.

3. Exercisability of Option. The Option shall vest and become exercisable as follows:

4. Manner of Exercise. The exercisable portion of the Option may be exercised in whole or in part from time to time until the Expiration Date, but in no event with respect to a fractional share. Exercise shall be by notice of exercise to the Company, specifying the number of shares to be purchased, the Option Price of each share and the aggregate Option Price for all shares being purchased under said notice. The notice shall be accompanied by payment of the aggregate Option Price for the number of shares purchased. Such exercise shall be effective upon the actual receipt of such payment and notice to the Company. Subject to Section 7 (Tax Withholding) below, the aggregate Option Price for all shares purchased pursuant to an exercise of the Option shall be paid by (i) currency or check payable to the Company, (ii) nonforfeitable, unrestricted common shares owned by the Grantee at the time of exercise and which have a value at the time of exercise that is equal to the Option Price (including through a net exercise), (iii) the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates or (iv) any combination of the foregoing. In the case of a “net exercise” of an Option, the Company will not require a payment of the Option Price from the Grantee but will reduce the number of common shares issued upon the exercise by the largest number of whole common shares that has a Fair Market Value as defined in the Plan) that does not exceed the aggregate Option Price for the common shares exercised under this method.

There shall be furnished with each notice of the exercise of any portion of the Option such documents as the Company in its discretion may deem necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareowner of the Company in respect to such shares issuable upon the exercise of any part of the Option shall accrue to you unless and until certificates representing such shares have been registered in your name.

5. Restrictions on Exercisability. The Option shall not be exercised in whole or in part and no related share certificates shall be delivered in the sole discretion of the Company: (i) if such exercise or delivery would constitute a violation of any provision of, or any regulation or order entered pursuant to, any law purporting to regulate wages, salaries or compensation; or (ii) if any requisite approval, consent, registration or other qualification of any stock exchange upon which the securities of the Company may then be listed, the Securities and Exchange Commission, the Canadian securities regulatory authorities or other governmental authority having jurisdiction over the exercise of the Option or the issuance of shares pursuant thereto, shall not have been secured.

6. Prohibition Against Transfer. This Option may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

7. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Agreement is guaranteed, and the Grantee solely shall be responsible for any taxes, penalties or interest imposed on the Grantee under Section 409A in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

8. Tax Withholding.

a)

Grantees Other Than UK Grantees. The Grantee shall pay all applicable income and employment taxes (including taxes of any foreign jurisdiction) which the Company or a Subsidiary is required to withhold at any time with respect to the Option. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the relinquishment of common shares that otherwise would be issued to the Grantee pursuant to the

Agreement. In Canada, these shares relinquished must be sold on the market on the Grantee’s behalf. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common shares on the date such withholding obligation arises.

b)

UK Grantees. By executing the Agreement, the Grantee agrees with the Company (for itself and on behalf of the Grantee’s employing company (the “Employer”)) that the Company (or, if it is the secondary contributor in respect of the Grantee for the purposes of national insurance contributions, the Employer) may recover from the Grantee (by deduction or otherwise) an amount equal to any secondary Class 1 contributions payable in respect of the exercise of the Option pursuant to the Agreement, together with any income tax and primary Class 1 contributions due under the Pay As You Earn system in respect of the exercise of the Option pursuant to the Agreement and the Grantee hereby agrees to indemnify the Company and the Employer for such amounts. For the avoidance of doubt, a broker or trustee instructed by the Grantee shall be entitled to retain, out of the aggregate number of common shares issued in the name of the Grantee and to which the Grantee would otherwise be entitled pursuant to the Agreement, and sell as agent for the Grantee, such number of common shares as in the opinion of the Company or the Employer will realize an amount equivalent to any amount due from the Grantee pursuant to this Section and to pay such proceeds to the Employer to reimburse it for such amount.

9. Employment. The rights and obligations of the Grantee under the terms of his office or employment with the Employer will not be affected by his participation in the Plan or any right which he may have under the Agreement and the Agreement does not form part of any contract of employment between the Grantee and the Employer. If the Grantee’s office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under the Agreement or otherwise in connection with the Plan.

10. Beneficiary Designation. The Grantee may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested benefit under the Plan is to be paid in the event of the Grantee’s death before the Grantee receives any or all of such benefit. Each designation will revoke all prior designations by the Grantee, shall be in the form as may be prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to his or her estate.

11. Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.

12. Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement.

13. Entire Agreement.

a)

The Grantee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to the Agreement, and has not been induced to enter into the Agreement by expectation of employment or continued employment with the Company or any of its Subsidiaries. The granting of the Option and the issuance of common shares upon exercise of the Option are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of the Agreement.

b)

The Grantee hereby acknowledges that he or she is to consult with and rely upon only the Grantee’s own tax, legal, and financial advisors regarding the consequences and risks of the Agreement and the award of the Option.

c)

The Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of the Agreement are not part of the provisions hereof and shall have no force or effect.

14. Counterparts. The Agreement may be executed in counterparts, which together shall constitute one and the same original.

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IN WITNESS WHEREOF, Primo Water Corporation has caused the Agreement to be duly executed by one of its duly authorized officers, and the Grantee has executed the Agreement, effective as of the day and year first above written.

PRIMO WATER CORPORATION

By:
Print Name:
Title:

GRANTEE:

By:

Print Name: